SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Agreement”) is entered by and between James A. Bianco (“Executive”) and CTI BioPharma Corp., a Washington corporation (the “Company”), on this 2nd day of October, 2016 (the “Effective Date”).
WHEREAS, Executive has been employed by, and is an officer of, the Company, and Executive desires to resign from such positions with the Company as set forth below;
WHEREAS, Executive is a party to an employment agreement with the Company dated January 1, 2011, as subsequently amended (the “Employment Agreement”); and
WHEREAS, the parties desire to enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:
1.Resignation. Executive irrevocably resigns as an officer (including, without limitation, as Chief Executive Officer and President of the Company), employee, director, manager and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below), other than as a member of the Company’s Board of Directors (the “Board”) and as an employee of the Company, effective on the Effective Date. Executive irrevocably resigns as an employee of the Company effective on October 14, 2016 (the “Separation Date”). The Company confirms that such resignations are accepted. Executive agrees that, after the Separation Date, he shall hold no such position. Executive agrees that he has no right to be re-nominated or re-elected as member of the Board, although nothing in this Agreement prohibits such re-nomination or re-election. Executive agrees that he has been paid all compensation and benefits due from the Company and each of its Affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, and other wages), and that all payments due to Executive from the Company or any of its Affiliates after the Effective Date shall be determined under this Agreement and the Consulting Agreement (as such term is defined below). Executive agrees that he has submitted and been reimbursed for all reimbursable business expenses. Executive agrees that, during the period of time he serves as a member of the Board following the Effective Date, he will not be entitled to receive any compensation for such service (other than reimbursement for travel for Board meetings and other customary Board-related expenses, consistent with and subject to the Company’s expense reimbursement policies for non-employee members of the Board as such policies are in effect from time to time). As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
2.    Consulting Agreement and Proprietary Information Agreement. Concurrently with entering into this Agreement, Executive and the Company are entering into (a) the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”) and (b) the Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit B (the “Proprietary Information Agreement”).
3.    Executive’s Representation. Executive has represented and hereby represents that in his actions undertaken as a Company director, officer and employee, he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Company, and that Executive had a reasonable belief at all times that his conduct was lawful. Executive acknowledges, understands, and agrees that the Company has relied and is relying on Executive’s representations and that these representations are and have been material to the Company in determining whether to grant the Effective Date Option (as defined below) and whether to enter into this Agreement and the Consulting Agreement.
4.    Severance. Provided that Executive signs this Agreement and does not revoke it, signs each of the Consulting Agreement and the Proprietary Information Agreement, signs and returns to the Company (such execution and delivery to be after the Separation Date but not later than October 21, 2016) the Supplemental Release attached hereto as Exhibit C (the “Supplemental Release”), and does not revoke the Supplemental Release, the Company shall:

(a)
pay Executive twenty four installment payments of Sixty Two Thousand Five Hundred Dollars ($62,500) per installment, with the first installment payable on or about November 15, 2016 and an additional installment paid on or about the 15th of each month thereafter until the final payment is made in October 2018, subject in each case to tax withholding and other authorized deductions;

(b)
reimburse Executive for monthly premiums paid to continue Executive’s (and, if applicable, Executive’s eligible spouse and dependents) Company health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) until two (2) years after the Separation Date. In the event Executive is not eligible for two full years of such coverage under COBRA, the Company shall reimburse Executive for the amount of the premium for Executive to obtain substantially similar health insurance coverage (as compared to the coverage last available to Executive under COBRA) for the balance of such two-year period;

(c)
continue to pay for concierge medical services for two (2) years following the Separation Date, on substantially the same terms and subject to the same caps, for Executive as the concierge medical services currently provided by the Company to Executive; and

(d)	continue to pay premiums to maintain any life insurance for Executive, existing and paid for by the Company as of the Effective Date, for two (2) years following the Separation Date.
For clarity, the Company shall continue to pay Executive his regular base salary through the Separation Date. In addition, the Company shall, on or promptly after the Separation Date, pay Executive his accrued and unused vacation time with the Company as of the Separation Date (which the parties agree will be $78,125 in the aggregate, assuming Executive takes no additional vacation time off before the Separation Date), subject to tax withholding and other authorized deductions.
The Company’s obligations pursuant to clauses (b) and (c) above are, in each case, subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.
Executive agrees that the Company may reduce any amount otherwise payable pursuant to clause (a) above by the amount of any required tax withholding or other authorized deduction otherwise required with respect to the payments and benefits contemplated by clauses (b), (c) and (d) above as well as any other required tax withholding amounts on other payments or reimbursements made by the Company for Executive’s benefit and that, if the amount otherwise payable pursuant to clause (a) above is not sufficient to satisfy all applicable tax withholding and other authorized deductions (for clarity, also taking into account the tax withholding and other authorized deductions with respect to the amount contemplated by clause (a)), Executive shall promptly make arrangements satisfactory to the Company to pay for such tax withholding and other authorized deductions.
5.    Equity Awards. Prior to the Effective Date, the Company granted Executive the following a stock options that remain outstanding on the Effective Date (together, the “Outstanding Options”):

(a)	a stock option to purchase up to 200 shares of Company common stock at a per share exercise price of $2,040.00 (the “January 2007 Option”);

(b)	a stock option to purchase up to 333 shares of Company common stock at a per share exercise price of $567.00 (the “December 2007 Option”);

(c)	a stock option to purchase up to 500,000 shares of Company common stock at a per share exercise price of $1.77;

(d)	a stock option to purchase up to 2,700,000 shares of Company common stock at a per share exercise price of $1.24;

(e)	a stock option to purchase up to 2,700,000 shares of Company common stock at a per share exercise price of $1.20; and

(f)	a stock option to purchase up to 600,000 shares of Company common stock at a per share exercise price of $0.4475 per share (the “May 2016 Option”).
On the Effective Date, and predicated on the Executive truthfully making the representation in Section 3, the Company granted Executive an additional stock option to purchase up to 6,539,290 shares of Company common stock at per share exercise prices as set forth below, such option subject to the terms and conditions of the Stock Option Agreement attached hereto as Exhibit D (the “Effective Date Option” and, together with the Outstanding Options, the “Options”). The per share exercise prices of the Effective Date Option are as follows: (1) 2,000,000 shares of Company common stock covered by such option at a per share exercise price of $1.10, and (2) 4,539,290 shares of Company common stock covered by such option at a per share exercise price of $0.3743.
All of the Options are vested as of the Separation Date. Each Option may be exercised, prior to its expiration or termination, in accordance with the terms and conditions applicable to the Option (including, as to the May 2016 Option, the $1.20 stock price exercise limitation applicable to the option); provided, however, that the Effective Date Option may not be exercised (notwithstanding anything to the contrary in the applicable option agreement) before the Supplemental Release is signed and delivered by Executive to the Company and becomes irrevocable by Executive. The January 2007 Option and December 2007 Option shall each expire and terminate, to the extent not theretofore exercised, on the scheduled expiration date applicable to the option. Each of the other Options (excluding the January 2007 Option and the December 2007 Option) shall expire and terminate, to the extent not theretofore exercised and notwithstanding anything that might provide for a longer period to exercise pursuant to the terms and conditions of the applicable award, on October 14, 2018, in each case subject to earlier termination pursuant to any of the following: (1) the terms of the applicable plan and award agreement regarding the maximum term of the award, and (2) the Company’s ability to terminate or settle the award in connection with a change in control or similar event as prescribed in the applicable plan or award agreement. In addition, the Company may terminate the Effective Date Option if Executive does not timely sign and deliver to the Company the Supplemental Release or in the event Executive revokes this Agreement or the Supplemental Release pursuant to any revocation right afforded by applicable law or set forth therein. For clarity, any period for Executive to exercise the Options as provided above will not be extended by reason of Executive’s service on the Board, or Executive’s services pursuant to the Consulting Agreement, after the Separation Date. To the extent that an Option expires or terminates as provided above, Executive shall have no further rights with respect thereto or in respect thereof.
Executive has no rights under or with respect to any other incentive, equity or equity-based award of the Company or any of its Affiliates, with the exception of any stock Executive may own in Aequus BioPharma (an affiliate of the Company). Without limiting the generality of the preceding sentence, the performance-based stock awards granted to Executive by the Company effective as of January 3, 2012, and as subsequently amended, are hereby terminated and Executive has no rights thereunder or with respect thereto. Executive has no right to receive any new incentive, equity or equity-based award from the Company or any of its Affiliates (for clarity, other than the Effective Date Option).

References to the numbers of shares and exercise prices above in this Section 5 are presented having been adjusted for stock splits, reverse stock splits, and stock dividends through the Effective Date and remain subject to adjustment in accordance with the terms and conditions of the applicable award.
6.    Release of Claims. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; and the federal Family Medical Leave Act; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of the Employment Agreement); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys' fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement; (2) the Consulting Agreement; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to exercise the Options in accordance with the terms and conditions applicable to the Options and as modified by this

Agreement. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
7.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
8.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
(b)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    He was given a copy of this Agreement on September 30, 2016, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;
(d)    He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, then (1) neither the Company nor

Executive will have any obligation under this Agreement or under the Consulting Agreement, and (2) the Effective Date Option shall terminate and Executive shall have no further right with respect thereto or in respect thereof. Any notice of revocation should be sent by Executive in writing in accordance with the notice provisions set forth below in this Agreement so that it is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
9.    No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
10.    Ongoing Obligations. Executive shall, and Executive hereby agrees that he will, comply with his continuing obligations under the Proprietary Information Agreement that survive the termination of Executive’s employment with the Company. Executive has no further rights under the Employment Agreement.
11.    Arbitration. Any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, any agreement evidencing an Option, or the Consulting Agreement, the enforcement, arbitrability or interpretation of any such agreement, or because of an alleged breach, default, or misrepresentation in connection with any such agreement’s provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to Employee’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in King County, Washington, before a panel of three arbitrators selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment law panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s employment.
12.    Miscellaneous.
(a)    Successors.
•This Agreement is personal to Executive and shall not be assignable by Executive, but in the event of Executive’s death any payment and benefits due to Executive under this Agreement shall (to the extent not theretofore paid or provided) be paid or provided to the benefit of Executive’s heirs and estate (provided that in such circumstances the Company would have no further obligation pursuant to Sections 2(b), (c) and (d)).
•This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
(b)    Notices. All notices, requests, demands and other communications called for by this Agreement or the Consulting Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, by facsimile or by electronic mail, (2) one (1) day after being sent by a well-established commercial overnight service, or (3) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Chief Executive Officer
CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, Washington 98121
with a copy (which shall not constitute notice) to:
C. Brophy Christensen, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111-3823

If to Executive:
at the last residential address reflected on the Company’s records.
(c)    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.
(d)    Modification. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(e)    Complete Agreement. This Agreement, together with the Proprietary Information Agreement and the Consulting Agreement, constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with the Company and its Affiliates and the other subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement or in the Proprietary Information Agreement or the Consulting Agreement shall not be binding upon or enforceable against either party. The Executive is not relying on any representation of the Company or any of the Releasees except as expressly set forth in this Agreement or in the Proprietary Information Agreement or Consulting Agreement. This Agreement, together with the Proprietary Information Agreement and the Consulting Agreement, constitutes an integrated agreement. The written terms and conditions applicable to the Options, as modified by this Agreement, are outside of the scope of the foregoing integration provisions.
(f)    Severability. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.
(g)    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Washington, and, except for Section 11, which shall be governed by the Federal Arbitration Act (both substantively and procedurally), the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws. The parties agree that Executive’s job duties as the Company’s Chief Executive Officer affected goods and services involved in interstate commerce.
(h)    Cooperation in Drafting. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
(i)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
(j)    No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.
(k)    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.
(l)    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

(m)    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
(n)    Taxes. Except for amounts withheld by the Company, Executive shall be solely responsible for any taxes due as a result of any payments or benefits provided for in this Agreement, other than the Company’s employer portion of social security, Medicare, or any other employment-related tax.
(o)    Waiver of Meeting Notices. Executive, being a member of the Board, does hereby waive notice of each and every meeting (including adjournments thereof) of the Board held at any time during the period commencing on the first day that Executive was a member of the Board and ending on and including the Effective Date. Executive agrees that any business transacted at any such meeting shall be as valid as if transacted at a meeting regularly called and noticed.
[Remainder of Page Intentionally Left Blank]

I have read the foregoing Separation and Release Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.
EXECUTED this 2nd day of October 2016, at Seattle, Washington.
“Executive”
/s/ James A. Bianco
James A. Bianco

EXECUTED this 2nd day of October 2016, at Seattle, Washington.
“Company”
Cell Therapeutics, Inc.

/s/ Frederick W. Telling
By:    Frederick W. Telling
Its:    Director

EXHIBIT A
CONSULTING AGREEMENT
October 2, 2016

James A. Bianco

Dear Jim:

This letter sets forth our agreement concerning your engagement to provide consulting services to CTI BioPharma Corp., a Washington corporation (the “Company”), on the terms and conditions set forth below, following the termination of your employment with the Company.

Termination of Employment. You and the Company hereby agree that your employment with the Company will terminate on October 14, 2016 (the “Employment Termination Date”). In connection with this letter, you and the Company are entering into a Separation and Release Agreement dated on or about the date first set forth above (the “Separation Agreement”). This letter agreement is contingent upon (1) your timely providing such executed Separation Agreement to the Company and not revoking such agreement or any release set forth therein within any revocation period provided by applicable law or the terms thereof, and (2) your timely providing the executed Supplemental Release (as defined in the Separation Agreement) to the Company and not revoking such agreement or any release set forth therein within any revocation period provided by applicable law or the terms thereof.
By signing this letter, you represent that in your actions undertaken as a Company director, officer and employee, you acted in good faith and in a manner that you reasonably believed to be in, or not opposed to, the best interests of the Company, and that you had a reasonable belief at all times that your conduct was lawful. You acknowledge, understand, and agree that the Company is relying on your representation and that this representation is material to the Company in determining whether to enter into this letter.

Engagement; Consulting Fee. For the period commencing on the Employment Termination Date and continuing through the date that is twelve (12) months after the Employment Termination Date (the “Expiration Date”), subject to earlier termination as set forth below (such period, the “Consulting Term”), you agree to provide exclusive consulting services to the Company’s Board of Directors and management as they may reasonably request from time to time (the “Services”). The Services shall primarily involve, but shall not be limited to, providing assistance and advice with respect to matters involving the Company’s business and operations, and the business and operations of the Company’s subsidiaries, in light of your knowledge and experience with the Company.

You agree to make yourself available to perform the Services as reasonably requested by and as directed by the Company.

Consulting Agreement

In consideration for the rendering of the Services, you will receive a consulting fee as follows: a payment (the “Consulting Fee”) in the amount of $240,000 will be paid to you in each of November 2016 and April 2017. If your Services hereunder terminate prior to the Expiration Date because of a termination by the Company for Cause, you will not be entitled to any payment of any Consulting Fee to the extent not theretofore actually paid. If your Services hereunder are terminated by the Company without Cause prior to the Expiration Date or due to your death prior to the Expiration Date, the Company will continue to pay you the Consulting Fee on the remaining scheduled payment dates as though your Services hereunder had continued through the Expiration Date. For purposes of this Agreement, “Cause” means that you materially breach the Separation Agreement, the Proprietary Information Agreement (as such term is defined in the Separation Agreement), or this letter agreement.

You agree that (i) you will perform the Services and prepare any work product in a professional manner and in accordance with the best practices in the industry, (ii) you will not include in any work product or otherwise disclose or provide to the Company any confidential information, trade secrets or other proprietary information belonging to a third party, (iii) you are not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement that would be breached or violated by your performance of the Services, and (iv) you will comply with all applicable federal, state and local laws in the course of performing the Services. You agree to comply with your obligations regarding confidentiality under the Proprietary Information Agreement. Any confidential information of the Company and its affiliates that you receive during the period you provide the Services will be treated as confidential under the Proprietary Information Agreement, and you agree to hold such information in confidence pursuant to the terms and conditions of the Proprietary Information Agreement to the same extent as if you had received such information during the course of your prior employment with the Company.

You acknowledge that you are not an employee of the Company for any purpose whatsoever, including state and federal taxes and workers’ compensation insurance, but will be acting as an independent contractor with respect to the Services provided to the Company. You acknowledge that you will maintain your own books and records to reflect all revenue generated by, and costs associated with, your business operations, and are solely responsible for all profits and losses thereto. The Company will not be responsible for your acts while performing the Services under this letter agreement. Nothing contained in this letter agreement shall be construed to imply an employment, joint venture, partnership or principal-agent relationship between the parties and neither party by virtue of this agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

You agree that you will have established an independent consulting business prior to performing any work under this agreement and be responsible for any required licenses. You further agree that you will maintain your own place of business separate from the Company.

You understand and agree that the Consulting Fee specified above shall be the entire consideration to be received by you from the Company for the performance of the Services, and that the Consulting Fee shall include any and all taxes and contributions applicable to you. You shall be responsible for payment of all taxes arising out of your performance of the Services, including but not limited

Consulting Agreement

to, federal and state income tax, Social Security tax, unemployment insurance tax, and any other tax or business license fee as required.

You agree that your Services to the Company will be an exclusive consultancy within the Business and that, during the Consulting Term, you will not engage in any Competitive Activity. “Competitive Activity” means that you directly or indirectly through any other person (which term shall be construed broadly for purposes of this Agreement) engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For these purposes, the phrase “directly or indirectly through any other person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For these purposes, “Competing Business” means any person that researches, sells, manufacturers or distributes oncology drugs or oncology products related to any of the following anywhere in the continental United States and elsewhere in the world where the Company or any of its affiliates engage in any such business: (1) therapy for chronic myeloproliferative diseases with JAK/STAT pathway inhibitors, (2) therapy for AML with JAK2/IRAK1 inhibitors, (2) therapy for advanced aggressive non-Hodgkin Lymphoma with cytotoxic agents, and (4) therapy of malignant diseases with amino peptidase inhibitors.

Nothing herein shall prohibit you from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation. For purposes of clarity, this paragraph does not limit your ability to work for or provide consultancy services to other entities, provided that such employment or other services is not a Competitive Activity as provided above and such employment or other services is otherwise not in violation of any other agreement you have with the Company

Termination of Services. Prior to the Expiration Date, the Company may terminate the Services and your relationship with the Company for any reason or no reason.

General. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Washington without regard to the conflicts of laws principles thereof. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If any provision of this letter agreement is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this letter agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this letter agreement are declared to be severable. This letter agreement

Consulting Agreement

(along with the Separation Agreement (including, but not limited to, Section 11 of the Separation Agreement), and Proprietary Information Agreement) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement (or the documents referred to herein). This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

Please sign and date the enclosed duplicate where indicated to acknowledge that you have read this letter and agree to comply with its terms, and return the signed copy to me.

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Consulting Agreement

CTI BIOPHARMA CORP.

/s/ Frederick W. Telling
Print Name: Frederick W. Telling
Title: Director

Accepted and Agreed:

By:    /s/ James A. Bianco
James A. Bianco

Consulting Agreement

EXHIBIT B
PROPRIETARY INFORMATION AGREEMENT
PROPRIETARY INFORMATION AND
INVENTIONS ASSIGNMENT AGREEMENT
As a condition of CTI BioPharma Corp., a Washington corporation (together with its affiliates, successors or assigns, the “Company”) entering into that certain Separation and Release Agreement, dated October 2, 2016, by and between me and the Company (the “Separation Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I agree to the following:
1.    Confidential Information.
A.    Company Information. I agree at all times during the remaining term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of an officer of the Company (other than me), any Company Confidential Information, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company; technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor; customer lists, contact information, buying history, contract negotiations and preferences (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment); vendor lists, contact information, and contract negotiations (including, but not limited to, vendors of the Company on whom I called or with whom I became acquainted during the term of my employment); personnel information (including information regarding other employees’ skills, performance, discipline and compensation); software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information; marketing, pricing, and financing information, plans and strategies; finances or other business information. I further understand that Company Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.
B.    Third-Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”) their confidential or proprietary information subject to a duty on the Company’s part to maintain

Proprietary Information Agreement

the confidentiality of such information and to use it only for certain limited purposes (“Associated Third-Party Confidential Information”). By way of example, Associated Third-Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties.
C.    EU Personal Data. During my employment with the Company, I have had access to and may continue to have access to individually identifying information about Company employees, contractors and third-party workers in European Union countries (collectively, “EU Personal Data”). I will access EU Personal Data only when I have a legitimate and necessary business reason to do so. I further agree to strictly maintain the confidentiality of EU Personal Data.
D.    Immunity. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, I understand that the Company will not retaliate against me in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and I file any type of proceeding against the Company alleging that the Company retaliated against me because of my disclosure, I may disclose the relevant trade secret to my attorney and may use the trade secret in the proceeding if (i) I file any document containing the trade secret under seal, and (ii) I do not otherwise disclose the trade secret except pursuant to court or arbitral order.
2.    Inventions.
A.    Inventions Retained and Licensed. I represent that there are no inventions, original works of authorship, developments, improvements or trade secrets that were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”) that relate in any way to the Company’s business, products or research and development, and that are not assigned to the Company hereunder. If in the course of my employment with the Company, I incorporated into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company, effective as of the date of such incorporation, a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (through one or more tiers of sublicensees), transferable license to make, have made, use, import, offer for sale, sell, create Derivative Works (as such term is defined in the United States Copyright Act) of, distribute, publicly display and publicly perform such Prior Invention as part of or in connection with such product, process, service, technology or other work, and to practice any method related thereto.

Proprietary Information Agreement

B.    Assignment of Inventions. I agree that I hereby assign and will assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, or that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (whether before or after the execution of this Agreement and including during “off-duty” hours) (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that have been and are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (whether before or after the execution of this Agreement) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other compensation will be due to me as a result of the Company’s efforts to commercialize or market any such Invention. I hereby waive and agree never to assert any Moral Rights in or with respect to any and all of the Inventions that may exist anywhere in the world, together with all claims for damages and other remedies asserted on the basis of Moral Rights. “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such action would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
C.    Inventions Assigned to the United States. I agree to assign to the United States government all my right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
D.    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times, and I will deliver same to the Company upon request.
E.    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors,

Proprietary Information Agreement

assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Company. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications, specifications, oaths, assignments and other instruments and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
F.    Exception to Assignments.
(1)    I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention which is covered, according to applicable law, under the provisions of California Labor Code Section 2870 (attached hereto as Appendix A). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870. However, I represent and agree that through the date of this Agreement no invention meets the criteria in California Labor Code Section 2870. I represent that, as of the date hereof, there are no such Inventions.
(2)    Consistent with Washington state law, RCW § 49.44.140, the Company is required by law to inform me that this Agreement does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company’s was used and which was developed entirely on my own time, unless (a) the Invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. However, even considering the above, the assignment of rights to the Company is still valid, if (a) the Invention relates either directly to the business of the Company or its actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by me for the Company. Additionally, RCW § 49.44.150 mandates, and I further agree that, at the time of employment or at any time after, I must and shall disclose all Inventions being developed by me (or my related companies or related entities), for the purpose of determining my rights or their rights. I acknowledge and agree that this Agreement constitutes the Company’s notice to me as to the foregoing required by RCW § 49.44.140. I represent that, as of the date hereof, (a) there are no Inventions for which no equipment, supplies, facility, or trade secret information of the Company’s was used and which was developed entirely on my own time, and (b) any and all Inventions fall within clause (a) and/or (b) of the first sentence of this Section 2.F(2).

Proprietary Information Agreement

G.    Social Media and Online Accounts. I agree that I have not and will not register or cause to be registered any social media account or other online account using the Company name or marks or for use by or on behalf of the Company except using a Company email address and, if applicable, a Company telephone number, and that all such accounts are the sole property of the Company. I agree to provide to the Company upon request, whether before or after the termination of my employment with the Company, all credentials associated with such accounts.
3.    Employment Agreement. Executive shall, and Executive hereby agrees that he will, comply with his continuing obligations under Section 12 of his employment agreement with the Company dated January 1, 2011, as subsequently amended (the “Employment Agreement”). For purposes of Section 12(a) of the Employment Agreement, however, a business, company, partnership, organization, proprietorship, or other entity shall be considered to be competitive only if it engages in researching, selling, manufacturing, or distributing oncology drugs or oncology products related to any of the following anywhere in the continental United States and elsewhere in the world where the Company or any of its affiliates engage in any such business: (1) therapy for chronic myeloproliferative diseases with JAK/STAT pathway inhibitors, (2) therapy for AML with JAK2/IRAK1 inhibitors, (2) therapy for advanced aggressive non-Hodgkin Lymphoma with cytotoxic agents, and (4) therapy of malignant diseases with amino peptidase inhibitors.
4.    Termination Certification. I agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.
5.    Notification of New Employer. I hereby grant consent to the Company to notify any new employer that I may have about my rights and obligations under this Agreement.
6.    Use of My Image. I hereby grant the Company permission to use any images taken of me by or on behalf of the Company during my employment with the Company for commercial or non-commercial materials and collateral, including, but not limited to, the Company’s websites, publicly-filed documents, presentations, signage and advertisements. I understand that I will not receive any additional compensation for such use and hereby release the Company and anyone working on behalf of the Company in connection with the use of my images.
7.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
8.    Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are owned

Proprietary Information Agreement

by the Company and that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment. By entering into this Agreement, however, I am not giving the Company my permission to audit or search any item or system owned by me personally.
9.    Arbitration and Equitable Relief.
A.    I agree to arbitrate any disputes between us that might otherwise be resolved in a court of law under the arbitration provisions of Section 11 of the Separation Agreement, except as otherwise provided herein or to the extent prohibited by applicable law and in accordance with the Federal Arbitration Act. I acknowledge that this Agreement is governed by the Federal Arbitration Act and evidences a transaction involving commerce.
B.    Notwithstanding the parties’ agreement to submit all disputes to final and binding arbitration, and notwithstanding anything in Section 11 of the Separation Agreement to the contrary, either party may file an action in any court of competent jurisdiction to seek and obtain provisional injunctive and/or equitable relief to ensure that any relief sought in arbitration is not rendered ineffectual by interim harm that could occur during the pendency of the arbitration proceeding related to any alleged violation of this Agreement. The Company and I agree that any party may petition the court for provisional injunctive relief, and seek permanent injunctive relief from the Arbitrator, where either party alleges or claims a violation of this Agreement or any provision of any other agreement regarding trade secrets, assignment of inventions, confidential information, non-competition or non-solicitation. The parties each understand that any breach or threatened breach of this Agreement or any such other provision will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of a provisional and/or permanent injunction.
C.    By signing below, I acknowledge and agree that I am executing this Agreement, including this arbitration provision, voluntarily and without any duress or undue influence by the Company or anyone else. I have carefully read the provisions of this Agreement and understand the terms, consequences, and binding effect of these provisions, including that I am waiving any right to a jury trial. I further acknowledge that I have been provided an opportunity to seek legal counsel of my choosing before executing this Agreement.
10.    General Provisions.

Proprietary Information Agreement

A.    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Washington without regard to the conflict of law provisions thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the State of Washington for any lawsuit filed there against me by the Company arising from or relating to this Agreement.
B.    Construction. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an officer of the Company (other than me) and me. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. This Agreement will not be construed in favor of or against either party hereto. Nothing in this Agreement will be construed to limit my obligations under any prior agreement between the Company and me with similar subject matter hereto.
C.    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
D.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.
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Proprietary Information Agreement

Date: October 2, 2016	/s/ James A. Bianco James A. Bianco

CELL THERAPEUTICS, INC.

By: /s/ Frederick W. Telling
Name: Frederick W. Telling
Title: Director

Proprietary Information Agreement

APPENDIX A
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Proprietary Information Agreement
Appendix A

EXHIBIT C
SUPPLEMENTAL RELEASE
This Supplemental Release (this “Agreement”) is delivered by James A. Bianco (“Executive”) to CTI BioPharma Corp., a Washington corporation (the “Company”) as contemplated by that certain Separation and Release Agreement by and between Executive and the Company dated October 2, 2016 (the “Separation Agreement”). Capitalized terms used in this Agreement are used as defined in the Separation Agreement unless otherwise defined in this Agreement.
1.    Resignation. Executive confirms his resignation as an officer, employee, director, manager and in each and every other capacity with the Company and each of its Affiliates, other than as a member of the Company’s Board of Directors and as an employee of the Company, effective on October 2, 2016. Executive confirms his resignation as an employee of the Company effective on October 14, 2016. (the “Separation Date”). Executive agrees that he holds no such position. Executive agrees that he has been paid all compensation and benefits due from the Company and each of its Affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, and other wages), and that all payments due to Executive from the Company or any of its Affiliates after the Separation Date shall be determined under the Separation Agreement and the Consulting Agreement. Executive agrees that he has submitted and been reimbursed for all reimbursable business expenses.
2.    Release of Claims. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; and the federal Family Medical Leave Act; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of the Employment Agreement); breach of covenant of good

Supplemental Release

faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys' fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) the Separation Agreement; (2) the Consulting Agreement; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to exercise the Options in accordance with the terms and conditions applicable to the Options and as modified by the Separation Agreement. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
3.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

Supplemental Release

(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
(b)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    He was given a copy of this Agreement on September 30, 2016, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;
(d)    He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, then (1) neither the Company nor Executive will have any obligation under this Agreement, under the Separation Agreement, or under the Consulting Agreement, and (2) the Effective Date Option shall terminate and Executive shall have no further right with respect thereto or in respect thereof. Any notice of revocation should be sent by Executive in writing in accordance with the notice provisions set forth below in this Agreement so that it is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
5.    No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.    Return of Property. Executive represents and covenants that he has returned to the to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and

Supplemental Release

other devices. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company of any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company any property of the Company or any of its Affiliates that Executive discovers is in his possession following the Separation Date.
7.    Miscellaneous.
(a)    Successors.
•This Agreement is personal to Executive and shall not be assignable by Executive.
•This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
(b)    Notices. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, by facsimile or by electronic mail, (2) one (1) day after being sent by a well-established commercial overnight service, or (3) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Chief Executive Officer
CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, Washington 98121
with a copy (which shall not constitute notice) to:
C. Brophy Christensen, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111-3823

Supplemental Release

If to Executive:
at the last residential address reflected on the Company’s records.
(c)    Severability. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.
(d)    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Washington and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws.
(e)    Signature Page. Photographic or PDF copies of this Agreement (including the signature page hereto) may be used in lieu of the originals for any purpose.
(f)    Voluntary Execution of Agreement. This Agreement is executed voluntarily by Executive and without any duress or undue influence with the full intent of releasing all claims. Executive acknowledges that (a) he has read this Agreement; (b) he has had the opportunity to seek legal counsel of his own choice; (c) he understands the terms and consequences of this Agreement and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Agreement.
(g)    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
EXECUTED this _____ day of ___________________, 2016.

______________________________

James A. Bianco

Supplemental Release

EXHIBIT D

EFFECTIVE DATE OPTION AGREEMENT

CTI BIOPHARMA CORP.
2015 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
(GLOBAL FORM)

THIS STOCK OPTION AGREEMENT, including any country-specific appendices attached hereto, (collectively the “Option Agreement”) is dated as of October 2, 2016 (the “Grant Date”) by and between CTI BioPharma Corp., a Washington corporation (the “Corporation”), and James A. Bianco, M.D. (the “Participant”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Plan.
W I T N E S S E T H
WHEREAS, pursuant to and under the CTI BioPharma Corp. 2015 Equity Incentive Plan (the “Plan”), the Corporation desires to grant to the Participant, effective as of the date hereof, the Option (as defined below), upon the terms and conditions set forth herein and in the Plan.
NOW THEREFORE, in consideration of the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
1.Grant.
According to and subject to the terms and conditions of this Option Agreement and the Plan, which is incorporated herein by reference, the Corporation hereby grants to the Participant the option (the “Option”) to purchase all or any part of an aggregate of 6,539,290 shares of Common Stock (the “Shares”) at the exercise price per share (the “Exercise Price”) determined as set forth below. The per share Exercise Prices shall be as follows: (1) 2,000,000 Shares covered by the Option at a per share Exercise Price of $1.10, and (2) 4,539,290 Shares covered by the Option at a per share Exercise Price of $0.3743. The Option will be treated as a Nonqualified Stock Option (for U.S. employees). A copy of the Plan is publicly available and has been filed with the SEC and will be furnished to the Participant upon the Participant’s request. The Exercise Price and the number of Shares covered by the Option are subject to adjustment under Section 7.1 of the Plan.

Effective Date Option Agreement

2.	Vesting; Limits on Exercise.
The Option is vested and, subject to an exercise limitation set forth in the Separation and Release Agreement by and between the Corporation and the Participant dated on or about the Grant Date (the “Separation Agreement”), exercisable as of the Grant Date.
•Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Participant has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option as provided in this Option Agreement and the Plan.
•No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

3.	Continuance of Employment/Service Required; No Employment/Service Commitment.
The Option grant and the Participant’s participation in the Plan shall not create a right to continued employment or service with the Corporation or any Subsidiary nor shall it create a right to employment or be interpreted as forming an employment or services contract with the Corporation or any Subsidiary and shall not interfere with the ability of the Corporation or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any) or affect the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation. Nothing in this Option Agreement, however, is intended to adversely affect any contractual right(s) of the Participant, independent of the Option grant and this Option Agreement, between the Participant and Corporation or any Subsidiary without his or her consent thereto.

4.	Method of Exercise of Option.
Any vested portion of the Option may be exercised by the Participant’s delivery of a written or electronic notice of exercise (in a form acceptable to the Corporation) to the Secretary of the Corporation (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the aggregate Exercise Price and any Tax-Related Items (as defined in Section 7 below).
The Exercise Price shall be payable to the Corporation by one or more following methods:
(a) by check;
(b) through irrevocable instructions from the Participant to the Corporation’s designated broker or other broker permitted by the Corporation to remit funds required to satisfy all or a portion of the Exercise Price to the Corporation under a broker-assisted cashless exercise; provided, however, that the Participant shall be permitted to engage an individual broker in connection with the cashless exercise contemplated under this Section 4(b) to the extent the

Effective Date Option Agreement

Participant has adopted an arrangement that is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Act (a “10b5-1 Trading Plan”) with respect to transactions involving the Option and/or Shares subject to the Option; or
(c) through such other method of exercise permitted by the Administrator, in its sole discretion, pursuant to Section 5.5 of the Plan.
As soon as practicable after receipt of the Participant’s written notice of exercise and full payment of the Exercise Price and any Tax-Related Items, the Corporation shall deliver to the Participant Share certificates (which may be in book entry form) representing the Shares underlying the exercised Option.

5.	Early Termination of Option.
5.1    Expiration Date. Subject to earlier termination as provided below in this Section 5, the Option will terminate on October 14, 2018 (the “Expiration Date”).
5.2    Possible Termination of Option upon Certain Events. The Option is subject to possible termination in connection with certain corporate events as provided in Section 7.2 of the Plan as well as the Corporation’s right to terminate the Option as provided in the Separation Agreement.

6.	Non-Transferability.
The Option may not be subject to sale, transfer, alienation, assignment, pledge, encumbrance or charge, other than by will or by the laws of descent and distribution and the Option may only be exercised by the Participant during his or her lifetime.

7.	Tax Withholding.
The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Subsidiary employing or retaining the Participant, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Corporation or the Subsidiary employing or retaining the Participant. The Participant further acknowledges that the Corporation and/or the Subsidiary employing or retaining the Participant (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result except as otherwise expressly provided in the Option Agreement or any other agreement with the Participant. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding

Effective Date Option Agreement

event, as applicable, the Participant acknowledges that the Corporation and/or the Subsidiary employing or retaining the Participant (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Corporation and/or the Subsidiary employing or retaining the Participant to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Subsidiary employing or retaining the Participant, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Shares acquired at exercise of the Option either through:

•
a voluntary sale by the Participant by providing irrevocable instructions to the Corporation’s designated broker to remit funds required to satisfy all or a portion of the Tax-Related Items to the Corporation and/or the Subsidiary employing or retaining the Participant under a broker-assisted cashless exercise program implemented by the Corporation in connection with the Plan; provided, however, that the Participant shall be permitted to engage an individual broker in connection with the cashless exercise to the extent the Participant has adopted a 10b5-1 Trading Plan with respect to transactions involving the Option and/or Shares subject to the Option; or

•	through a mandatory sale arranged by the Corporation on the Participant’s behalf pursuant to this authorization (without further consent).
The Corporation may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. Finally, the Participant agrees to pay to the Corporation or the Subsidiary employing or retaining the Participant, including through withholding from the Participant’s wages or other cash compensation payable to the Participant by the Corporation and/or the Subsidiary employing or retaining the Participant any amount of Tax-Related Items that the Corporation or the Subsidiary employing or retaining the Participant may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8.	Nature of Grant.
In accepting the grant of the Option, the Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;

Effective Date Option Agreement

(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future option or other grants of Awards, if any, will be at the sole discretion of the Corporation;
(d)    the Participant is voluntarily participating in the Plan;
(e)    the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;
(f)    the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)    unless otherwise provided in the Plan or by the Corporation in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Corporation’s Shares; and
(i)    the following provisions apply if the Participant is providing services outside the United States:
(i)     the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose; and
(ii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the Participant’s termination of active service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Corporation and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

Effective Date Option Agreement

(iii) the Participant acknowledges and agrees that neither the Corporation nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

9.	No Advice Regarding Grant.
The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Option (including, without limitation, to determine the tax consequences with respect to the Option and any Shares that may be acquired upon exercise of the Option) or to his or her participation in the Plan. Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Option Agreement) or recommendation with respect to the Option or the Participant’s participation in the Plan.

10.	Data Privacy.
The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Corporation, the Participant’s employer and any Subsidiaries ("Data") for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Corporation, the Participant’s employer or any Subsidiary retaining the Participant may hold certain personal information about Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data may be transferred to E*Trade Financial Services, Inc. or any other possible recipients which may be assisting the Corporation (presently or in the future) with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that, if he or she resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s employer’s human resources representative or the Subsidiary retaining the Participant. The Participant authorizes the Corporation, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement,

Effective Date Option Agreement

administer and manage the Participant’s participation in the Plan. The Participant understands that, if he or she resides outside the United States, the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s human resources representative or the Subsidiary retaining the Participant. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Participant’s employer or the Subsidiary retaining the Participant will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Corporation may not be able to grant Options to the Participant or administer or maintain such Options. Therefore, Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s employer's human resources representative or the Subsidiary retaining the Participant.

11.	Insider Trading Restrictions/Market Abuse Laws.
The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country of residence (if different), which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions, including the United States and the Participant’s country of residence). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

12.	Notices.
Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or any equivalent non-United States postal office. Any such notice shall be given only when received, but if the Participant is no longer employed by or providing services to the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 12.

Effective Date Option Agreement

13.	Plan.
The Option and all rights of the Participant under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Option Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Administrator do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Administrator so conferred by appropriate action of the Administrator under the Plan after the date hereof.

14.	Entire Agreement.
This Option Agreement, the Plan, the Separation Agreement, and the consulting agreement by and between the Participant and the Corporation dated on or about the Grant Date, constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.
The Plan may be amended, suspended or terminated pursuant to Section 8.6 of the Plan. This Option Agreement may be amended by the Administrator from time to time, provided that any such amendment must be in writing and signed by the Corporation. Except as otherwise provided in the Plan, any such amendment that materially and adversely affects the Participant’s rights under this Option Agreement requires the consent of the Participant in order to be effective with respect to the Option, provided that such consent shall not be required if the Administrator determines, in its sole and absolute discretion, that the amendment is required or advisable in order for the Corporation, the Plan or this Option to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

15.	Effect of this Agreement.
Subject to the Corporation’s right to terminate the Option pursuant to Section 8.6 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

16.	Counterparts.
This Option Agreement may be executed simultaneously in any number of counterparts, including through electronic transmission, each of which counterparts shall be deemed an original but all of which together shall constitute one and the same instrument.

Effective Date Option Agreement

17.	Section Headings.
The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

18.	Governing Law; Venue.
This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington without regard to conflict of law principles thereunder.

19.	Clawback Policy.
The Option is subject to the terms of any recoupment, clawback or similar provisions of applicable law (in each case, without regard to whether any such applicable law was implemented or promulgated, as applicable, after the date the Option was granted), any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any Shares or other cash or property received with respect to the Option (including any value received from a disposition of the Shares acquired upon exercise of the Option).

20.	Language.
If the Participant has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.	Electronic Delivery and Acceptance.
The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

22.	Severability.
The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23.	Appendices.
Notwithstanding any provisions in this Option Agreement, the Option shall be subject to any special terms and conditions set forth in any Appendix to this Option Agreement for the Participant’s country. Moreover, if the Participant relocates to any other country, special terms and conditions for such country will apply to the Participant (including, to the extent that an Appendix hereto pertains to the country to which the Participant relocates, those specified in such applicable Appendix), to the extent the Corporation determines that the application of such

Effective Date Option Agreement

terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitute part of this Option Agreement.

24.	Imposition of Other Requirements.
Subject to Section 14 of this Option Agreement, the Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Effective Date Option Agreement

CTI BioPharma Corp.
a Washington corporation

By: /s/ Frederick W. Telling
Print Name: Frederick W. Telling

Title: Director

PARTICIPANT

/s/ James A. Bianco
James A. Bianco, M.D.

Effective Date Option Agreement

APPENDIX A

CTI BIOPHARMA CORP.
2015 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS FOR EMPLOYEES

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Option Agreement.
Terms and Conditions
This Appendix A includes additional terms and conditions for employees that govern the Option and the Shares subject to the Option if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Option, the Corporation will, in its sole discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2015. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Appendix A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Option is exercised or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Option, the information contained herein may not be applicable to the Participant in the same manner.

First Effective Date Option Agreement
Appendix A-1

ITALY
Terms and Conditions
Method of Exercise.
The following paragraph supplements Section 4 of the Option Agreement:
Notwithstanding anything to the contrary in the Plan or the Option Agreement, the Participant will be required to pay the Exercise Price by a cashless exercise under a broker-assisted cashless exercise program implemented by the Corporation in connection with the Plan such that all Shares subject to the exercised Option will be sold immediately upon exercise (i.e. a “same day sale”) and the sales proceeds, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant. The Corporation reserves the right to provide the Participant with additional methods of exercise in the future.
Plan Document Acknowledgment.
In accepting the Option, the Participant acknowledges that the Participant has received a copy of the Plan and the Option Agreement and has reviewed the Plan and the Option Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Option Agreement, including this Appendix A. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following provisions of the Stock Option Agreement: Section 1 (Grant); Section 2 (Vesting; Limits on Exercise); Section 3 (Continuance of Service Required; No Employment/Service Commitment); Section 5 (Early Termination of Option); Section 6 (Non-Transferability); Section 7 (Tax Withholding); Section 8 (Nature of Grant); Section 11 (Insider Trading Restrictions/Market Abuse Laws); Section 19 (Governing Law; Venue); Section 20 (Clawback Policy); Section 21 (Language); Section 22 (Electronic Delivery and Acceptance); Section 23 (Severability); Section 24 (Appendices); Section 25 (Imposition of Other Requirements); and the Data Privacy provision below in this Appendix A.
Data Privacy. This provision replaces in its entirety, Section 10 (Data Privacy) of the Option Agreement:
The Participant understands that the Corporation or the participant’s employer (the “Employer”) may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant is aware that providing the Corporation with the Participant’s Data is necessary for the performance of the Option Agreement and that the Participant’s refusal to provide such Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

First Effective Date Option Agreement
Appendix A-2

The “Controller” of personal data processing is CTI BioPharma Corp. 3101 Western Ave., Seattle, WA 98121, USA; its representative in Italy is currently the office of the Italian branch of CTI Life Sciences Limited with registered offices at Via Amedei 8, 20123 Milan, Italy. The Participant understands that the Data may be transferred to the Corporation or its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to E*Trade Financial Services, Inc. or other third party with whom Shares acquired upon exercise of Options may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The processing activity, including the transfer of the Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. The Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.
The Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that pursuant to art.7 of D.lgs 196/2003, the Participant has the right, including but not limited to, access, delete, update, request the rectification of the Participant’s Data and cease, for legitimate reasons, the Data processing. Furthermore, the Participant is aware that the Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: office of the Italian branch of CTI Life Sciences Limited with registered offices at Via Amedei 8, 20123 Milan, Italy.
Notifications
Foreign Asset/Account Reporting Information.
If the Participant is an Italian resident and holds investments or financial assets outside of Italy (e.g., Shares received upon exercise of Options) during any fiscal year which may generate income taxable in Italy (or if the Participant is the beneficial owner of such an investment or asset even if the Participant does not directly hold the investment or asset), the Participant is required to report such investments or assets on the Participant’s annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return).

First Effective Date Option Agreement
Appendix A-3

UNITED KINGDOM

Terms and Conditions

Tax Obligations.

This provision supplements Section 7 (Tax Withholding) of the Option Agreement for Employees:
If payment or withholding of the income tax due is not made within ninety (90) days of the end of the U.K. tax year (April 6- April 5) in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Participant’s employer (the “Employer”), effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Corporation or the Participant’s Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Option Agreement.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Corporation (within the meaning of Section 13(k) of the 1934 Act), he or she will not be eligible for such a loan to cover the income tax due as described above. In the event that the Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. The Participant is responsible for reimbursing the Corporation or the Employer for the value of any national insurance contribution due on this additional benefit and acknowledges that the Corporation or the Employer may recover such amount from him or her by any of the means referred to in Section 7 of the Option Agreement.

Joint Election.

As a condition of the Participant’s participation in the Plan, the Participant agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Corporation and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Participant agrees to enter into a joint election with the Corporation (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Corporation and/or the Employer. The

First Effective Date Option Agreement
Appendix A-4

Participant further agrees that the Corporation and/or the Employer may collect the Employer’s NICs from him or her by any of the means set forth in Section 7 of the Option Agreement.

If the Participant does not enter into a Joint Election, or if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by the Participant and the Corporation or the Employer, as applicable, the Corporation, in its sole discretion and without any liability to the Corporation or the Employer, may choose not to issue or deliver any Shares to the Participant upon exercise of the Option.

UNITED STATES

Terms and Conditions

The following provisions apply to the Participant if the Option is designated as an Qualified Option:

Qualified Option Value Limit.

This provision supplements Section 2 (Vesting; Limits on Exercise) of the Option Agreement:

If the Option is designated as an Qualified Option, and if the aggregate Fair Market Value of the shares with respect to which Qualified Options (whether granted under the Option or otherwise) first become exercisable by the Participant in any calendar year exceeds $100,000, as measured on the applicable Grant Dates, the limitations of Section 5.8.1 of the Plan shall apply and to such extent the Option will be rendered a Nonqualified Stock Option.

Method of Exercise of Option.

This provision supplements Section 4 (Method of Exercise of Option) of the Option Agreement:

The Option will qualify as an Qualified Option only if it meets all of the applicable requirements of the Code. If the Option is designated as an Qualified Option, the Option may be rendered a nonqualified Option if the Administrator permits the use of one or more of the non-cash payment alternatives referenced in Section 5.2.3 of the Plan.

Early Termination of Option.

This provision supplements Section 5 (Early Termination of Option) of the Option Agreement:

Notwithstanding any post-termination exercise period provided for herein or in the Plan, the Option will qualify as an Qualified Option only if it is exercised within the applicable

First Effective Date Option Agreement
Appendix A-5

exercise periods for Qualified Options under, and meets all of the applicable requirements of, the Code. If the Option is designated as an Qualified Option, the Option will be rendered a nonqualified Option if the Option is not exercised within the applicable exercise periods for Qualified Options or does not meet such other requirements.

Non-Transferability.

This provision supplements Section 6 (Non-Transferability) of the Option Agreement:

Notwithstanding anything to the contrary in this section or the Option Agreement, the Option and any other rights of the Participant under this Option Agreement or the Plan are nontransferable and exercisable only by the Participant, except as set forth in Section 5.1.2 of the Plan.

First Effective Date Option Agreement
Appendix A-6

APPENDIX B

CTI BIOPHARMA CORP.
2015 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS FOR DIRECTORS AND CONSULTANTS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Option Agreement.
Terms and Conditions
This Appendix B includes additional terms and conditions for directors and consultants that govern the Option and the Shares subject to the Option if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Option, the Corporation will, in its sole discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2015. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Option is exercised or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Corporation is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Option, the information contained herein may not be applicable to the Participant in the same manner.

First Effective Date Option Agreement
Appendix B-1

ITALY
Terms and Conditions
Method of Exercise.
The following paragraph supplements Section 4 of the Option Agreement:
Notwithstanding anything to the contrary in the Plan or the Option Agreement, the Participant will be required to pay the Exercise Price by a cashless exercise under a broker-assisted cashless exercise program implemented by the Corporation in connection with the Plan such that all Shares subject to the exercised Option will be sold immediately upon exercise (i.e. a “same day sale”) and the sales proceeds, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant. The Corporation reserves the right to provide the Participant with additional methods of exercise in the future.
Plan Document Acknowledgment.
In accepting the Option, the Participant acknowledges that the Participant has received a copy of the Plan and the Option Agreement and has reviewed the Plan and the Option Agreement, including this Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Option Agreement, including this Appendix B. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following provisions of the Stock Option Agreement: Section 1 (Grant); Section 2 (Vesting; Limits on Exercise); Section 3 (Continuance of Employment/Service Required); No Employment/Service Commitment); Section 5 (Early Termination of Option); Section 6 (Non-Transferability); Section 7 (Tax Withholding); Section 8 (Nature of Grant); Section 11 (Insider Trading Restrictions/Market Abuse Laws); Section 19 (Governing Law; Venue); Section 20 (Clawback Policy); Section 21 (Language); Section 22 (Electronic Delivery and Acceptance); Section 23 (Severability); Section 24 (Appendices); Section 25 (Imposition of Other Requirements); and the Data Privacy provision below in this Appendix B.
Data Privacy.
This provision replaces in its entirety, Section 10 (Data Privacy) of the Option Agreement:
The Participant understands that the Corporation or the Subsidiary retaining the Participant may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant is aware that providing the Corporation with the Participant’s Data is

First Effective Date Option Agreement
Appendix B-2

necessary for the performance of the Option Agreement and that the Participant’s refusal to provide such Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.
The “Controller” of personal data processing is CTI BioPharma Corp., 3101 Western Ave., Seattle, WA 98121, USA; its representative in Italy is currently the office of the Italian branch of CTI Life Sciences Limited with registered offices at Via Amedei 8, 20123 Milan, Italy. The Participant understands that the Data may be transferred to the Corporation or its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to E*Trade Financial Services, Inc. or other third party with whom Shares acquired upon exercise of Options may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The processing activity, including the transfer of the Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. The Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.
The Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that pursuant to art.7 of D.lgs 196/2003, the Participant has the right, including but not limited to, access, delete, update, request the rectification of the Participant’s Data and cease, for legitimate reasons, the Data processing. Furthermore, the Participant is aware that the Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: office of the Italian branch of CTI Life Sciences Limited with registered offices at Via Amedei 8, 20123 Milan, Italy.
Notifications
Foreign Asset/Account Reporting Information.
If the Participant is an Italian resident and holds investments or financial assets outside of Italy (e.g., Shares received upon exercise of Options) during any fiscal year which may generate income taxable in Italy (or if the Participant is the beneficial owner of such an investment or asset even if the Participant does not directly hold the investment or asset), the Participant is required to report such investments or assets on the Participant’s annual tax return for such fiscal

First Effective Date Option Agreement
Appendix B-3

year (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return).

UNITED KINGDOM

Terms and Conditions

Grant.

Notwithstanding anything contrary in the Plan, due to securities law requirements, no grants will be made to Nonemployee Directors or Consultants in the United Kingdom.

UNITED STATES

Terms and Conditions

Tax Information.

The Option is not an incentive stock option within the meaning of Section 422 of the Code.

First Effective Date Option Agreement
Appendix B-4